Exhibit 99.2

FOR IMMEDIATE RELEASE

Sunny Uberoi Media Relations 917.443.3325 suberoi@antigenics.com

Robert Anstey Investor Relations 800.962.2436 ir@antigenics.com

Antigenics Agrees to Sell Up to $20.25 Million in Common Shares

Initial investment of $5 million expected to be received.

NEW YORK –September 5, 2007 – Antigenics Inc. (NASDAQ: AGEN) today announced that it has entered into an agreement with Fletcher Asset Management to sell $5 million of common stock to Fletcher pursuant to its S-3 shelf registration. Under the terms of the transaction, Antigenics is offering 1,623,377 shares of its common stock at $3.08 per share, which represents a 24 percent premium above the closing price on August 31, 2007. The net proceeds to Antigenics are expected to be approximately $4.7 million. Antigenics is also offering shares of its Series B1 and Series B2 Convertible Preferred Stock to Fletcher. The issuance of the securities is subject to certain closing conditions.

Shares of Series B1 Preferred Stock permit the holder, within one year of the anniversary of closing, to purchase up to an additional $10 million in common shares at a purchase price equal to the lesser of $3.08 per common share or a price calculated based on the then-prevailing price of the company’s common stock minus $0.30 per share. Shares of Series B2 Preferred Stock permit the holder to purchase common shares for consideration of up to 35 percent of the total dollar amount previously invested pursuant to the agreement with Fletcher, including conversions of the Series B1 Preferred Stock, at a purchase price equal to the lesser of $4.16 per common share, a 35 percent premium to the initial price on August 31, 2007 of $3.08, or a price calculated based on the then-prevailing price of the company’s common stock, and expire in seven years.

Wm Smith Securities, Incorporated based in Denver, Colorado acted as sole placement agent.

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The offering of these securities will be made only by means of a prospectus and related prospectus supplement filed with the SEC as part of the company’s registration statement. The prospectus and prospectus supplement are available at no charge by contacting the Media Relations or Investor Relations departments of Antigenics at 162 5th Ave., Suite 900, New York, NY 10010 and on the SEC’s Web site at www.sec.gov.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin™ (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics’ corporate partners in more than 20 indications, several in late-stage clinical trials. For more information, please visit antigenics.com.

About Fletcher Asset Management

Fletcher Asset Management pursues an investment strategy that combines traditional investment management, corporate finance, quantitative methods and social responsibility. Since 1991, the firm has invested roughly $1 billion in promising companies led by solid management teams with responsible business practices. For more information, please visit www.fletcher.com.

This press release contains forward-looking statements, including statements regarding a financing of the company and the potential conversion of the Series B Preferred Stock into common stock of the company for additional consideration. The financing, including the conversion of the Series B Preferred Stock, and the timing and conversion price for any such conversion, is dependent on risks and uncertainties, including, among others, the satisfaction of certain closing conditions in respect of the financing; the valuation of the company’s common stock; the development and commercialization of the company’s products; decisions by collaborative partners and licensees; decisions by regulatory agencies; timing and results of clinical and preclinical studies; and the factors described in the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above.

# # #